EXHIBIT 10.41

NEUTRAL TANDEM, INC.

RESTRICTED STOCK AGREEMENT

This Agreement is made as of October 28, 2003, by and between Neutral Tandem, Inc., a Delaware corporation (the “Company”), and Robert M. Junkroski (the “Stockholder”).

WHEREAS, the Stockholder concurrently herewith is becoming the holder of an aggregate of 260 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Common Stock”);

WHEREAS, it is desired that the Stockholder continue his association with the Company for a reasonable period of time in order to retain the Shares.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall expire on the earlier of (i) the date on which the Applicable Percentage (as defined below) is zero, (ii) the date on which the Company consummates its Purchase Option (as defined below) in full, or (iii) the date on which the Purchase Option expires.

2. Purchase Option.

(a) General. In the event the Stockholder’s employment with the Company is terminated for any reason, with or without Cause (as defined below), prior to September 30, 2007, the Company shall have the right and option (the “Purchase Option”) to purchase from the Stockholder, for a sum of $0.001 per share (as adjusted for any stock split, recapitalization or similar event, the “Option Price”), all of the Unvested Shares (as defined below). For purposes of this Agreement, employment with the Company shall mean full-time employment with the Company or with a parent, subsidiary or successor of the Company.

(b) Acceleration Upon Change in Control. Notwithstanding Section 2(a) hereof, if during the term of the Purchase Option there is a Corporate Transaction (as defined below), then immediately prior to the occurrence of such event, the Purchase Option shall lapse with respect to 50% of the Shares that would be deemed Unvested Shares subject to the Purchase Option on the date of the occurrence of such event, except to the extent the Purchase Option is to be assigned to the successor corporation (or its parent company) in connection with such Corporate Transaction. To the extent the Purchase Option remains in effect following a Corporate Transaction, it shall apply to the new capital stock or other property (including cash paid other than as a regular cash dividend) received in exchange for the Shares on consummation of the Corporate Transaction, but only to the extent the Shares are at the time covered by the Purchase Option. Appropriate adjustments shall be made to the price per share payable upon the exercise of the Purchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, that the aggregate Option Price shall remain the same. Notwithstanding the foregoing, in the event that (x) the Stockholder’s employment with the Company is terminated for any reason other than for Cause or by the Stockholder voluntarily

(which shall not include a Constructive Termination (as defined below)) during the 60-day period immediately prior to the consummation of the Corporate Transaction, or (y) a successor corporation assumes the Purchase Option in connection with a Corporate Transaction and the either (1) the Stockholder is not employed by the successor corporation, or (2) within 12 months of the effective date of the Corporate Transaction the Stockholder’s employment with such successor corporation is terminated for any reason other than for Cause or by the Stockholder voluntarily (which shall not include a Constructive Termination), then immediately prior to the occurrence of such event, the Purchase Option shall lapse with respect to 50% of the Shares that would be deemed Unvested Shares subject to the Purchase Option on the date of the occurrence of such event.

(c) Acceleration Upon Death or Disability. Upon the occurrence of the death or Disability (as defined below) of the Stockholder, the Purchase Option shall lapse with respect to those Unvested Shares that would have ceased to become Unvested Shares upon the Vesting Date next succeeding the date of death or the first date of Disability.

(d) Certain Definitions.

(i) “Applicable Percentage” shall initially be 100%, shall be reduced to 93.75 on December 31, 2003, 87.5% on March 31, 2004, 81.25% on June 30, 2004, 75% on September 30, 2004, 50% on September 30, 2005, 25% on September 30, 2006, and shall be zero on September 30, 2007.

(ii) “Cause” means (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or material act of dishonesty against the Company; (iii) willful and material breach of any Company policy that may be implemented after the effective date of this Agreement for which termination of employment is provided as a remedy or is determined in good faith by the Board of Directors to be an appropriate remedy; (iv) intentional, material damage to the Company’s property; (v) material breach of the Stockholder’s Proprietary Information and Inventions Agreement with the Company; or (vi) willful misfeasance or nonfeasance of duty by the Stockholder that materially injures the reputation, business or business relationships of the Company. Physical or mental disability shall not constitute “Cause”.

(iii) “Constructive Termination” means (i) any material reduction in the Stockholder’s salary or aggregate benefits in effect at the time of the Corporate Transaction; (ii) a material diminution of the role or responsibilities of the Stockholder with the Company; or (iii) a requirement that the Stockholder relocate outside of 50 miles of the business address of the Company office where the Stockholder is resident at the time of the Corporate Transaction.

(iv) “Corporate Transaction” means any one or more of the following events: (1) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization; provided, that a Corporate Transaction shall not include one involving only (x) a change in the state of incorporation of the Company, (y) a merger of the Company with or into a wholly owned subsidiary of the Company, or (z) a merger, reorganization or consolidation, in which the beneficial owners of the Company’s capital stock as constituted immediately prior to such transaction hold no less than a majority of the voting power of the resulting entity), (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, or (3) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(v) “Disability” means an inability to perform employment duties (as determined in good faith by the Board of Directors) due to a physical or mental disability that continues for more than 120 consecutive days.

(vi) “Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Company.

(vii) “Vesting Date” means any date on which the Applicable Percentage is to be reduced.

3. Exercise of Purchase Option and Closing.

(a) Notice of Exercise. The Company may exercise the Purchase Option by delivering or mailing to the Stockholder (or his estate), within 60 days after the termination of the Stockholder’s employment with the Company, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 60-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 60-day period.

(b) Mechanics of Exercise of Purchase Option. Within 10 days after his receipt of the Company’s notice of the exercise of the Purchase Option pursuant to Section 3(a) above, the Stockholder (or his estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon its receipt of such certificate or certificates, the Company shall deliver or mail to the Stockholder a check in the amount of the aggregate Option Price therefor.

(c) Effect on Rights as Stockholder. After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(b) above, the Company shall not pay any dividend to the Stockholder on account of such Shares or permit the Stockholder to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(d) Payment of Option Price. The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Stockholder to the Company, by wire transfer of immediately available funds or in cash (by check) or any combination of the foregoing.

(e) Fractional Shares. The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

4. Restrictions on Transfer. The Stockholder shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “Transfer”) any Shares, or any interest therein, that are subject to the Purchase Option, except that the Stockholder may Transfer such Shares to or for the benefit of any spouse, child or grandchild, or to a trust for their benefit; provided, that such Shares shall remain subject to this Agreement (including without limitation the restrictions on Transfer set forth in this Section 4 and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

5. Effect of Prohibited Transfer. The Company shall not be required to (i) transfer on its books any of the Shares which shall have been Transferred in violation of any of the provisions set forth in this Agreement, or (ii) treat as owners of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so Transferred.

6. Escrow. The Shares shall be registered in the Stockholder’s name, but the certificate evidencing such Shares shall be retained by the Company during the term of the Purchase Option; provided, that the Stockholder shall have the right to receive a certificate evidencing any portion of the Shares no longer subject to any Purchase Option, in which event the Company shall continue to retain a certificate evidencing any Shares still subject to a Purchase Option. The Stockholder shall execute a stock power, in blank, with respect to the Shares and deliver the same to the Company concurrently with his execution and delivery of this Agreement.

7. Restrictive Legend. All certificates representing Shares subject to the Purchase Option shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws, or otherwise:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND AN OPTION TO PURCHASE SET FORTH IN A CERTAIN STOCK RESTRICTION AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.

8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

9. Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Stockholder and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on Transfer set forth in Section 4 of this Agreement.

11. Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed, in the case of the

Company to the President at the Company’s principal office, or in the case of the Stockholder at the address shown beneath his signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Stockholder.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to laws relating to conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEUTRAL TANDEM, INC.

By:	/s/ Ronald W. Gavillet
Name:	Ronald W. Gavillet
Title:	Vice President

STOCKHOLDER:

/s/ Robert M. Junkroski
Robert M. Junkroski